UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): July 26, 2013

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

24025 Park Sorrento, Suite 410, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 5.02  Compensatory Arrangements of Certain Officers

On July 25, 2013, the Compensation Committee of NetSol Technologies, Inc. (the "Company") approved an amendment to the employment terms of its named Executive Officers.  As a result of this approval, the Company entered into an amendment to each employee’s employment agreement.  The employment agreements were modified as follows.  Mr. Najeeb Ghauri received a 20% increase in his base salary, a grant of 5,000 shares per quarter of completed service commencing with the quarter ended September 30, 2013 for a total of 20,000 shares and shares to be granted based on revenue achievements of the company for the year ending June 30, 2014.  Mr. Boo Ali Siddiqui received a 35.28% increase in his base salary and a grant of 2,500 shares per quarter of completed service commencing with the quarter ended September 30, 2013 for a total of 10,000 shares.  Ms. Patti L. W. McGlasson received a 20% increase in her base salary and 2,500 shares per quarter of completed service commencing with the quarter ended September 30, 2013 for a total of 10,000 shares.

Exhibits

10.38 Third Amendment to Employment Agreement by and between Najeeb Ghauri and Netsol Technologies, Inc. dated July 25, 2013, filed as an exhibit hereto.
10.39 Second Amendment to Employment Agreement by and between Boo-Ali Siddiqui and Netsol Technologies, Inc. dated July 25, 2013, filed as an exhibit hereto.
10.40 Second Amendment to Employment Agreement by and between Patti L. W. McGlasson and Netsol Technologies, Inc. dated July 25, 2013, filed as an exhibit hereto.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date:           July 26, 2013                                                                   /s/Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date:           July 26, 2013                                                                  /s/ Boo Ali Siddiqui
BOO ALI SIDDIQUI
Chief Financial Officer